Exhibit 10.45

Mr. James Lewandowski

4012 Purdue

Dallas, Texas 75225

Dear James:

We are pleased to extend you an offer to join Rackspace US, Inc. (the “Company”) as the Senior Vice President, World Wide Sales for the Company. The terms and conditions of our employment offer to you are set forth below:

1. Employment Commencement. You will commence services, as a full-time employee and Senior Vice President, World Wide Sales of the Company, as soon as practicable, however no later than September 22, 2008 (and for the purposes of this letter, your start date will be the “Employment Commencement Date”). By signing this offer letter, you represent and warrant to the Company you are under no contractual commitments inconsistent with your obligations to the Company.

2. Position. In your capacity as Senior Vice President, World Wide Sales, you will report to the President and Chief Executive Officer of the Company. Your duties will include responsibility for the revenue generating activities of the Company, including such systems, administration and strategic planning activities as are customary to the position of Senior Vice President, World-Wide Sales.

3. Relocation. We agree to reimburse your reasonable relocation expenses in accordance with our policy. We will assign a relocation specialist to you to assist you with your relocation needs.

4. Salary. You will be paid a salary at the annual rate of $350,000 per year, commencing on the Employment Commencement Date specified above. Your salary will be reviewed every year.

5. Bonus. You will be entitled to participate in our cash incentive program which provides for an annual bonus based on the Company’s financial performance and the evaluation of your performance and contribution to such results. Your personal, annualized target bonus percentage will be 100% of your base salary based on achievement of mutual agreed upon goals between you and the Chief Executive Officer.

6. Deferred Compensation Plan. At your election all or any portion of your cash compensation may be deferred pursuant to a deferred compensation plan. The trust will pay administration expenses of the trust and will be entitled to any gain or income therefrom. Company will be entitled to reimbursement for any taxes paid due to activities of the trust.

Mr. James Lewandowski

September 5, 2008

7. Equity Awards. We will recommend to the Compensation Committee of the Board of Directors of our parent corporation. Rackspace Hosting, Inc., that you be granted nonqualificd options to purchase 100,000 shares of Common Stock of Rackspace Hosting, Inc., with an exercise price equal to the closing market value as of the date of the next meeting of the Compensation Committee which takes place during an open trading window on or after your Employment Commencement Date. The stock options will vest over four years (25% will become exercisable the 1st anniversary of your Employment Commencement Date and an additional 25% will vest on each anniversary thereof through the fourth anniversary) and will be issued pursuant to the Rackspace Hosting, Inc. 2007 Long Term Incentive Plan and our standard form of Stock Option Agreement. In addition, we will recommend to the Compensation Committee that they award you 50,000 Restricted Stock Units under the 2007 Long Term Incentive Plan, with the same four year vesting as described above.

8. Severance Benefit. If you are terminated without Cause or resign for Good Reason at any time prior to one year from your start date, in addition to any accrued but unpaid Base Salary, accrued vacation and unpaid business expense reimbursements (the “Accrued Obligations”) the Company agrees to provide severance payment in the amount of $350,000 payable in twelve equal monthly installments. Upon termination of employment for any other reason, including in the event of your death or disability, the Company’s obligation shall be limited to the Accrued Obligations, For purposes of this agreement, the term “Cause” shall mean (a) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the company or an affiliate, (b) gross negligence or willful misconduct with respect to the Company or an affiliate. The Board of Directors of Parent or its delegate, in its absolute discretion, shall determine the effect of all matters and questions relating to whether you have been discharged for Cause. “Good Reason” shall mean and will be deemed to exist if, without your consent (a) you suffer a material diminution in your duties, responsibilities or effective authority or any adverse changes in your title or position, (b) you suffer a reduction of Base Salary, (c) the Company fails to pay any earned compensation or to provide for your vested benefits when due and payable, or (d) any material breach of this offer letter; provided, however, that (i) you must provide written notification of your intention to resign within 60 days after you know; (ii) such event or condition is not corrected, in all material respects: by the Company within 30 days of its receipt of such notice; (iii) you actually resign your employment with the Company not more than 30 days following the expiration of such 30-day period; and (iv) your termination of employment occurs within two years following the initial occurrence of one or more of such events.

9. Benefits. The Company also offers an excellent benefits package including medical, dental, disability, life insurance and 401(k). You arc eligible to begin your participation in our benefits on your Employment Commencement Date in accordance with the specific terms of the respective benefit plans. You will also be eligible for three weeks of annual vacation in accordance with the Company’s vacation policies.

Mr. James Lewandowski

September 5, 2008

10. Employment Agreement. You will be required, as a condition to your employment with the Company to sign the Company’s standard employment agreement, a copy of which is attached hereto as Exhibit A, which contains a covenant not to compete and confidentiality agreement.

11. Period of Employment. The contents of this letter do not form an employment contract or alter your at-will employment status. All Company personnel are at-will employees. This means that either the Company or the employee may terminate the employment relationship at any time, for any reason or no reason. Only the Chief Executive Officer or President may enter into any agreement to the contrary, whether verbal or written, with any employee. If such Chief Executive Officer or President should choose to enter into an agreement to the contrary, it must be a written agreement signed by one of such officers to be valid. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company,

12. Outside Activities. On and after the Employment Commencement Date, while you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

13. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

14. Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements whether oral or written, between you and the Company.

15. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by Texas law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed employment agreement and returning them to me. Please note that this offer is made contingent on your passing the Company’s pre-employment screening process, which includes a criminal background check, education

Mr. James Lewandowski

September 5, 2008

verification, and employment reference check. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on September 5, 2008.

Again, we are pleased offer you the opportunity to join Rackspace. We look forward to having you join us on the Employment Commencement Date.

Sincerely,

/s/ David Belle-Isle
David Belle-lsle
Senior Vice President, Human Resources

I accept the offer to join Rackspace US, Inc. as Senior Vice President, World Wide Sales and agree to the terms outlined above.

Date: 09/08/2008

/s/ James Lewandowski
James Lewandowski